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                                                July 22, 1997

GE Fund
c/o General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

RE: Donation of Series D 4% Cumulative Redeemable
    Convertible Preferred Stock of Alliance Imaging. Inc.
    -----------------------------------------------------

Dear Sirs:

     The undersigned, General Electric Company, a New York corporation (the "Company"), is presently the owner of 18,000 shares of Series D 4% Cumulative Redeemable Convertible Preferred Stock of Alliance Imaging, Inc. ("Alliance") represented by one stock certificate, as more fully set forth in Exhibit A hereto.

     Please be advised that, effective as of 5:00 p.m. today, the Company hereby donates, transfers, conveys and delivers to the GE Fund (the "Fund") all of the aforesaid Alliance Series D 4% Cumulative Redeemable Convertible Preferred Stock as a charitable contribution. The certificates representing the stock are enclosed herewith, together with executed stock powers. By copy of this letter, the Company hereby instructs Alliance to immediately reregister such shares in the name of the Fund.

     It is understood and agreed that the shares are being donated to the Fund for the purpose of funding only U.S. domestic charitable grants and related administrative costs and expenses.

     Please acknowledge your receipt and acceptance of the aforesaid donation by signing and returning to the Company the enclosed counterpart of this letter.

                               Very truly yours,

                               GENERAL ELECTRIC COMPANY



                               By: /s/ Phillip D. Ameen
                                   ------------------------

Receipt and acceptance of the
above described donation is hereby
acknowledged as of the date first
above written.

GE FUND



By: /s/ D. Dammerman
    ------------------------